Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Lucas GC Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)(3)
Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares	Rule 457(o)	1,725,000(1)	$4.00	$6,900,000.00	$0.00014760	$1,018.44

	Total Offering Amounts					$6,900,000.00		$1,018.44

	Total Fees Previously Paid							$2,723.43

	Total Fee Offsets							$1,018.44

	Net Fee Due							$0.00

(1)

Represents (i) the additional 287,500 ordinary shares of the Registrant being registered, including the Registrant’s ordinary shares which the underwriters have the option to purchase to cover over-allotment, and (ii) the 1,437,500 ordinary shares that the Registrant previously registered on the Registration Statement on Form F-1, as amended (File No. 333-270107) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on March 4, 2024.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)

The Registrant previously registered 1,437,500 ordinary shares on the Registration Statement (including the ordinary shares which the underwriters have the option to purchase to cover over-allotment) and the Registrant previously paid a filing fee of $2,723.43. In accordance with Rule 462(b) under the Securities Act, an additional amount of ordinary shares is hereby registered, which includes the Registrant’s ordinary shares which the underwriters have the option to purchase to cover over-allotment.